    As filed with the Securities and Exchange Commission on January 21, 1999
                                                       Registration No. 333-2053
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        ---------------------------------

                            A-FEM MEDICAL CORPORATION
             (Exact name of Registrant as specified in its charter)

           Nevada                                       33-0202574
  (State of Incorporation)                  (I.R.S. Employer Identification No.)

                       10180 S.W. Nimbus Avenue, Suite J-5
                             Portland, Oregon 97223
                                 (503) 968-8800
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                Steven T. Frankel
                      President and Chief Executive Officer
                            A-FEM MEDICAL CORPORATION
                       10180 S.W. Nimbus Avenue, Suite J-5
                             Portland, Oregon 97223
                                 (503) 968-8800
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                            Patrick J. Simpson, Esq.
                             Danielle Benderly, Esq.
                                PERKINS COIE LLP
                       1211 S.W. Fifth Avenue, Suite 1500
                               Portland, OR 97204
                                 (503) 727-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                        1,106,498 Shares of Common Stock

                            A-FEM MEDICAL CORPORATION

                              --------------------

         This is a public offering of A-Fem Medical Corporation common stock. A-FEM's shareholders are selling 1,106,498 shares, including 1,094,750 shares issuable upon exercise of warrants to purchase A-Fem common stock. A-Fem will not receive any of the proceeds from the sale of shares by the shareholders. A-Fem will receive proceeds from the exercise of each warrant equal to its exercise price. The exercise prices for the warrants range from $1.00 to $3.00 per share.

         A-Fem's common stock is traded on the OTC Bulletin Board under the symbol "AFEM."

                              --------------------

         A PURCHASE OF SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                              --------------------

           PER SHARE              TOTAL PROCEEDS TO           TOTAL PROCEEDS TO
      PRICE TO PUBLIC(1)             A-FEM(2)(3)            SELLING SHAREHOLDERS
      ------------------             -----------            --------------------
            $2.00                    $1,710,625                 $2,212,996

(1) The per share price to public is estimated based on the average of the high and low sales prices for a share of A-Fem common stock as reported on the OTC Bulletin Board as of January 19, 1998.

(2) The total proceeds to A-Fem are estimated based upon the weighted average exercise price of the warrants of $1.56 per share.

(3) A-Fem will pay approximately $125,000 in expenses associated with registering these shares of common stock.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         A-Fem's principal executive officers are located at 10108 S.W. Nimbus Avenue, Suite J-5, Portland, Oregon 97223.

                              --------------------

         THE DATE OF THIS PROSPECTUS IS ______________, 1999.

                                TABLE OF CONTENTS

RISK FACTORS.............................................................      3

USE OF PROCEEDS..........................................................      9

SELLING SHAREHOLDERS.....................................................      9

DESCRIPTION OF SECURITIES................................................     11

PLAN OF DISTRIBUTION.....................................................     13

DOCUMENTS ACCOMPANYING THIS PROSPECTUS...................................     14

RECENT DEVELOPMENTS......................................................     14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................     14

ADDITIONAL INFORMATION...................................................     15

LEGAL MATTERS............................................................     15

EXPERTS  ................................................................     15

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing A-Fem. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of A-Fem common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. A-Fem's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

LACK OF REVENUES FROM PRODUCTS; EARLY STAGE OF PRODUCT DEVELOPMENT

         A-Fem's products, the INSYNC(R) MINIFORM, PADKIT(TM), AND RAPID-SENSE(TM) diagnostic products, are in the early stages of development or marketing. There have been no significant revenues from the INSYNC(R) MINIFORM and there have been no revenues at all from the PADKIT(TM) or RAPID-SENSE(TM) diagnostic products. A-Fem does not have a stable baseload of demand for its products and cannot estimate the potential market for its products.

         You should be aware that problems may be encountered by A-Fem because our products are in an early stage of development or marketing, including:

         - unanticipated developmental, testing, regulatory compliance, manufacturing and marketing costs;

         -     competition;

         -     products in development that may not be successfully developed;

         - products, that once developed, may not be successfully manufactured, advertised and marketed;

         -     products that may not be commercially successful;

         - products that may become obsolete within a short time after their development; and

         - costs of research and development and clinical trials for new products that may substantially exceed A-Fem's expectations and financial resources.

MARKET ACCEPTANCE

         A-Fem's only product in commercial production, the INSYNC(R) MINIFORM, is a new product form that addresses women's concerns with current feminine protection products. Although initial market response has been encouraging, women may not purchase this product or our other products in commercially viable quantities.

NEED FOR ADDITIONAL FINANCING

         During the fiscal year ended December 31, 1997, and the nine months ended September 30, 1998, A-Fem incurred losses of approximately $2 million and approximately $4.7 million, respectively. A-Fem expects to continue to incur losses as the costs of marketing during the roll-out of its INSYNC(R) MINIFORM continue to exceed income from product sales.

         In order to carry out our marketing plan for the INSYNC(R) MINIFORM we will need to raise additional capital over the next two years or find one or more partners to assist in marketing and distributing the product. In addition, we expect to raise additional funds through equity and/or debt financing for the development, manufacture and marketing of additional products.

         We do not expect significant amounts of debt financing to be available in the near term and expect that we will have to issue additional equity to meet our financing needs. These funds may not be available or available on terms favorable to A-Fem or our shareholders. Future financings could have a dilutive effect on holders or purchasers of the shares

         The inability of A-Fem to obtain financing would adversely affect
A-Fem.

MANUFACTURING RISKS

         A-Fem currently manufactures the INSYNC(R) MINIFORM. As a manufacturer, A-Fem continually faces risks regarding:

         -     the availability and costs of raw materials and labor;

         -     the potential need for additional capital equipment;

         -     increased operating costs;

         -     plant and equipment obsolescence;

         -     quality control; and

         -     excess or inadequate capacity.

         A disruption in A-Fem's production or distribution could have a material adverse effect on A-Fem's financial results.

         A-Fem currently purchases certain raw materials from one supplier. Although we do not believe it would be difficult to replace this supplier, we have not approved other suppliers for certain raw materials.

UNCERTAIN ABILITY TO MANAGE GROWTH

         We anticipate that in order to achieve success in our industry, we may have to increase rapidly our sales, production and employee base. We anticipate these increases will place significant demands on our management, working capital and financial and management control systems.

         Any failure to meet the demands of future growth could have a material adverse effect on A-Fem's business, financial condition and results of operations.

COMPETITION

         A-Fem's current products and products in development will compete with products from other companies that have an established market, more employees and substantially greater research, financial and marketing resources than A-Fem. Many of these competitors also have the resources to manufacture and market their own products, which in many cases A-Fem may not be able to do.

         A-Fem has licensed to The Proctor & Gamble Company the rights to its INSYNC(R) MINIFORM technology. The Proctor & Gamble Company has significantly greater resources than does A-Fem.

LACK OF PATENT PROTECTION

         A-Fem has no material patent protection for the INSYNC(R) MINIFORM.

         A-Fem has filed patent applications for the PADKIT(TM) collection device and its first generation RAPID-SENSE(TM) technology. A-Fem has received a patent with respect to the PADKIT(TM) collection device that covers the method and apparatus for collection and use of vaginal fluid for diagnostic purposes.

         The term for patents issued on applications filed on or after June 8, 1995 is 20 years from the date of the application or, if the application contains a specific reference to an earlier filed application under 35 USC Sections 120, 121 or 365(c), 20 years from the date on which the earliest such application was filed.

         The term of patents issued on applications filed before June 8, 1995, is the greater of the 20-year term described above or 17 years from grant, depending on the amount of time between application and issuance.

         The issuance of patents to A-Fem is not conclusive as to validity or as to the enforceable scope of claims. The validity and enforceability of a patent can be challenged by litigation after its issuance, and, if the outcome of litigation is adverse to the owner of the patent, the owner's rights could be diminished or eliminated. The issuance of patents covering any of A-Fem's products may be insufficient to prevent competitors from essentially duplicating the product by designing around the patented aspects. The patent laws of other countries may differ from those of the United States as to the patentability of A-Fem's products and processes, and the degree of protection afforded by foreign patents may be different from that in the United States.

         The technologies used by A-Fem may infringe upon patents or proprietary technology of others. The cost of enforcing A-Fem's patent rights in lawsuits that A-Fem may bring against infringers or defending itself against infringement charges by other patent holders may be high and could adversely affect A-Fem.

         Trade secrets and confidential know-how are important to A-Fem's scientific and commercial success. Although A-Fem seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, others may develop independently the same or similar information or gain access to proprietary information of A-Fem.

YEAR 2000 COMPLIANCE

         A-Fem relies on computer systems and software to operate its business, including applications used in sales, purchasing, inventory management, finance and various administrative functions. All of the hardware and software we currently use is "Year 2000" compliant.

         However, A-Fem could be adversely affected by the failure of one or more of its vendors, customers or other organizations with which it conducts business to become fully Year 2000 compliant.

GOVERNMENT REGULATION

         Many of A-Fem's activities are subject to regulation by various local, state and federal regulatory authorities in the United States and by governmental authorities in foreign countries where its products may be marketed.

         The INSYNC(R) MINIFORM was initially approved for over-the-counter marketing in the United States under a 510(k) pre-market notification submission to the FDA as a Class II menstrual tampon. In April 1997, the FDA reclassified the INSYNC(R) MINIFORM as a Class I menstrual pad.

         We have made requests for regulatory approval for marketing in several countries. We have obtained regulatory approval in China. A-Fem cannot predict when or whether we will obtain approvals in other countries.

         The PADKIT(TM) and RAPID-SENSE(TM) diagnostic products are still in the development stage and will require FDA approval and approval from similar authorities in other countries. Obtaining such approvals may be a lengthy and expensive proceeding and may involve extensive testing and clinical trials to demonstrate safety, reliability and efficacy.

         In addition, regulations may change, resulting in unexpected costs and uncertainty. A-Fem may not be able to comply with the applicable requirements and necessary approvals may not be granted. We cannot predict the extent and impact of future governmental regulations. If we fail to comply with the applicable regulatory requirements, we may be subject to fines, injunctions, civil penalties, recall or product seizure, among other penalties.

DEPENDENCE ON MANAGEMENT AND CONSULTANTS

         A-Fem depends to a large extent upon the abilities and continued participation of its executive officers, consultants and current directors. The loss of any of these people could have a serious adverse effect upon our business. We may not be able to attract and retain key personnel with the skills and expertise necessary to manage our business. We do not have key-man life insurance on the lives of any of our personnel. Because competition for management and scientific staff in the biotechnology, biomedical and health care fields is intense, we may not be able to continue to employ personnel and consultants with sufficient expertise to satisfy our needs. We do not have employment contracts with any personnel other than Steven T. Frankel, James R. Wilson and Sara Van Dyck-Sanchez.

PRODUCT LIABILITY

         A-Fem could be subject to claims for personal injuries or other damages resulting from its products. We carry general liability insurance, including products liability insurance in the amount of $2,000,000. While there have been no product liability claims against A-Fem, if any claims for amounts exceeding our insurance coverage were successful, it would have a material adverse effect on A-Fem. A-Fem's insurance may not adequately protect A-Fem against all such liabilities. A-Fem's insurance does not cover actions brought in countries other than the United States or claims relating to toxic shock syndrome.

POTENTIAL ADVERSE IMPACT OF OFFERING ON MARKET PRICE OF COMMON STOCK

         The number of shares being offered hereby represent approximately 12 percent of the total common stock of A-Fem outstanding at December 31, 1998.

         Each shareholder will offer to sell his, her or its shares at such time and in such manner as he, she or it deems appropriate. Other than certain contractual volume limitations relating to the sale of shares by certain shareholders and holders of warrants, there are no agreements between the shareholders or warrantholders and A-Fem or, to A-Fem's knowledge, among the shareholders or warrantholders, with respect to the sale of shares.

         If the shareholders or warrantholders were simultaneously to sell or resell a large amount of shares in the market, the market price of A-Fem's common stock could be adversely affected.

POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF NEVADA LAW

         A-Fem is authorized to issue up to 10,000,000 shares of preferred stock and A-Fem's Board of Directors has the authority to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by A-Fem's shareholders.

         In the Fall of 1998, A-Fem issued a total of 5,767,405 shares of Series A Convertible Preferred Stock and warrants to purchase an additional 484,200 shares of Series A Convertible Preferred Stock at a weighted average exercise price of $0.96 to Capital Consultants, Inc., in exchange for aggregate consideration consisting of 4,316,405 shares of A-Fem's common stock, warrants to purchase 180,000 shares of A-Fem's common stock and $2,797,440.

         This issuance of Series A Preferred Stock and any future issuance of preferred stock may:

         - have the effect of delaying, deferring or preventing a change in control of A-Fem;

         - discourage bids for the common stock at a premium over the market price of the common stock; or

         - adversely affect the market price and the voting and other rights of the holders of common stock.

         Moreover, certain "business combination" provisions of Nevada law could make it more difficult to consummate a merger or tender offer involving A-Fem, even if such event could be beneficial to the interests of the shareholders.

THIN PUBLIC MARKET FOR SHARES

         A-Fem's common stock trades on the OTC Bulletin Board and is thinly traded.

         The market price of the common stock could be subject to significant variation due to:

         - the degree of success A-Fem achieves in implementing its growth strategy, changes in business or economic conditions affecting A-Fem, its customers or its competitors;

         - fluctuations in A-Fem's operating results, changes in or actual results varying from earnings or other estimates made by securities analysts; and

         -     other factors both within and outside our control.

         In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility may adversely affect the market price of our common stock.

VOLATILITY OF STOCK PRICE

         The market price of our common stock has experienced significant volatility. During 1998, the price of our common stock ranged from $1.00 per share to $3.625 per share. In addition, there has been significant volatility in the market price of securities of early stage companies, technology companies in general and biotechnology companies in particular.

         Various factors, including announcements by A-Fem or our competitors concerning product developments, patents or proprietary rights, may significantly affect our business and the market price of the common stock. These factors, as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of our common stock.

EXERCISE OF WARRANTS AND OPTIONS; POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALES

         As of December 31, 1998, 3,871,945 shares of common stock were subject to outstanding stock options under A-Fem's stock option plans at a weighted average exercise price of approximately $2.59 per share. As of December 31, 1998, 2,520,006 shares were issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.34 per share.

         While outstanding warrants and options are exercisable, the holders have the opportunity to profit from a rise in the market price of the common stock. We may find it more difficult to raise additional equity capital while the warrants and options are outstanding because at any time when the holders might be expected to exercise their warrants and options, we would probably be able to obtain additional equity capital on terms more favorable than those provided in the warrants and options being exercised.

         We also expect to file, pursuant to certain contractual obligations, another registration statement with respect to approximately 6 million shares held by certain shareholders and we intend to file a registration statement on Form S-8 under the Securities Act to register for resale a total of 5,150,000 shares of common stock reserved for issuance under A-Fem's stock option plans. Sales of substantial amounts of A-Fem's common stock in the public market by existing shareholders or optionholders could cause the price of the common stock to go down.

         In addition to the 1,106,498 shares of common stock offered hereby, 8,482,289 shares are freely tradable under the federal securities laws subject to volume limitations under Rule 144, and an additional 2,670,780 are freely tradeable under the federal securities laws to the extent they are not held by our affiliates or are not subject to certain contractual volume restrictions. As of December 31, 1999, an additional 989,586 shares will become eligible for resale under Rule 144.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the issuer's common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

ABSENCE OF DIVIDENDS

         We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the shares issued upon exercise of the warrants, after the deduction of an estimated $125,000 of offering expenses being paid by A-Fem, will be used for the development and marketing of A-Fem's products and general corporate purposes. A-Fem has not been advised when or whether the holders of warrants intend to exercise their warrants. No proceeds will be received by A-Fem from sales of shares by the Shareholders.

                              SELLING SHAREHOLDERS

         A total of 106,498 shares of common stock may be sold pursuant to this prospectus upon exercise of the warrants. The warrants were privately issued by A-Fem to 13 persons or entities in connection with a variety of transactions, including the settlement of litigation, and in consideration for consulting, advisory and capital raising services. All of the warrants expire between May 1999 and December 2000, with the exception of warrants to purchase 18,400 shares of common stock that expire in July 2001 and warrants to purchase 55,000 shares of common stock that expire in December 2004. The weighted average exercise price of the warrants is $1.56 per share.

         A-Fem and Thomas C. Stewart have agreed that in 1999 if Mr. Stewart purchases shares upon execution of a warrant, A-Fem will extend for five years the exercise period of warrants to purchase a like number of shares of common stock.

         The following table sets forth information as of December 1998, regarding the beneficial ownership of common stock by each selling shareholder. The amounts listed under "Shares Registered for Sale" reflects the common stock underlying warrants owned by certain of the selling shareholders that are being registered pursuant to this registration statement.

                                                                                               PERCENTAGE OF
                                                                                               OUTSTANDING(3)
                                                                                             -------------------
                                           SHARES BENEFICIALLY        SHARES REGISTERED      BEFORE      AFTER
  NAME OF SELLING SHAREHOLDER                    OWNED(1)                FOR SALE(2)         SALES      SALES(4)
  ---------------------------              -------------------        -----------------      ------     --------
Cort MacKenzie & Co., Inc.(5)           Shares:           10,810(6)         946,810           11.4%         2.5%
                                        Warrants:      1,206,000(7)

John S. Woolley                         Shares:                0              1,000            *            *
                                        Warrants:          1,000(8)

Michael D. Stewart                      Shares:                0             35,000            *            *
                                        Warrants:         35,000(9)

Karen Teegarden                         Shares:                0              3,750            *            *
                                        Warrants:          3,750(10)

Mark T. Waller                          Shares:                0              2,600            *            *
                                        Warrants:         24,100(11)

Donald P. Leach                         Shares:                1             26,731            *            *
                                        Warrants:         26,730(12)

G. Dale Garlow                          Shares:              469             27,199            *            *
                                        Warrants:         26,730(12)

John R. Booth                           Shares:                0              1,540            *            *
                                        Warrants:          1,540(13)

Charles E. Finegan, Jr.                 Shares:           23,550(14)         18,000            *            *
                                        Warrants:        160,000(15)

Donald E. Weckstein                     Shares:                0             20,000            *            *
                                        Warrants:         20,000(16)

Lane, Powell, Spears, Lubersky LLP      Shares:                0             18,400            *            *
                                        Warrants:         18,400(17)

Richard T. Schroeder                    Shares:          439,000(18)          5,000            5.6%         5.5%
                                        Warrants:        100,000(19)

----------

 *       Less than 1%.

(1) "Beneficial Ownership" is defined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and generally means any persons, who directly, or indirectly, have or share voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security.

(2) Includes shares that may be sold pursuant to this prospectus. However, in some cases these shares may instead be sold pursuant to Rule 144 under the Securities Act and in some cases may not be sold at all during the time this prospectus may be used for sales. See "Plan of Distribution."

(3) Percentage of outstanding shares for any shareholder listed is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a shareholder is deemed to own by having the right to acquire by exercise of an option or a warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

(4) Assumes the sale pursuant to the offering of all shares listed in the "Shares Registered for Sale" column. Also assumes that none of the listed shareholders sells shares not listed in such column or purchases additional shares in this offering or otherwise except pursuant to certain outstanding options or warrants.

(5)      Formerly Cort MacKenzie Securities, Inc. and Cort MacKenzie & Thomas,
         Inc.

(6) Includes 10,810 shares of common stock owned by Cort MacKenzie Securities & Co., Inc. as of November 1998.

(7) Includes 936,000 shares and 270,000 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 and $2.00, respectively, held by Cort MacKenzie & Co., Inc. and Thomas C. Stewart, respectively. Cort MacKenzie & Co., Inc. has agreed not to sell, within any three-month period, the greater of (i) 1% of the then outstanding shares of A-Fem's common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale.

(8) Includes 1,000 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 per share.

(9) Includes 35,000 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 per share.

(10) Includes 3,750 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 per share.

(11) Includes 24,100 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.00 per share.

(12) Includes 14,580 shares issuable upon exercisable of warrants to purchase common stock at an exercise price of $1.50 per share and 12,150 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $3.00 per share. Messrs. Garlow and Leach have agreed that they will not sell the greater of (i) in any single trading day more than 1% of the average daily reported volume of trading of A-Fem's shares for the four preceding calendar weeks or (ii) 12,500 shares in any five consecutive trading days.

(13) Includes 840 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 per share and 700 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $3.00 per share.

(14)     Includes 3,000 shares held jointly by Mr. Finegan and his spouse.

(15) Includes 50,000, 35,000 and 75,000 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50, $3.50 and $5.00 per share, respectively.

(16) Includes 20,000 shares issuable upon exercise of a warrant to purchase common stock at an exercise price of $3.00 per share.

(17) Includes 18,400 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.25 per share.

(18) Includes 125,000 shares issuable upon exercise of options to purchase common stock at an exercise price of $2.88 per share. Includes 30,000 shares held of record by Mr. Schroeder's spouse and 9,000 shares held of record by two of Mr. Schroeder's children.

(19) Includes 100,000 shares issuable upon exercise of warrants to purchase common stock at an exercise price of $1.50 per share.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of A-Fem consists of 33,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As of December 31, 1998, there were 9,471,875 shares of common stock and 5,773,405 shares of Series A Convertible Preferred Stock outstanding. All of the outstanding shares of stock are fully paid and nonassessable.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held on all matters submitted to the shareholders.

         Holders of common stock are entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor and to one vote per share on all matters on which the holders of common stock are entitled to vote. The current policy of A-Fem is to retain earnings to provide funds for the operation and expansion of its business. A-Fem has never paid any cash dividends, and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. See "Risk Factors--Absence of Dividends." Holders of common stock do not have any cumulative voting rights or conversion, pre-emptive, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of A-Fem, holders of common stock are entitled to share equally and ratably in A-Fem's assets, if any, remaining after the payment of all liabilities of A-Fem.

PREFERRED STOCK

         A-Fem is authorized to issue shares of Preferred Stock, $.01 par value, from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors. The Board of Directors has the authority to fix and determine the rights and preferences of the shares of any series so established, including dividends, conversion prices, voting rights, redemption prices, maturity dates and similar matters without further action by the shareholders.

         SERIES A CONVERTIBLE PREFERRED STOCK

         The Series A Convertible Preferred Stock ("Series A Stock") consists of 7,200,000 authorized shares and 5,773,405 shares outstanding. Each shares of Series A Stock is entitled to receive a liquidation preference of $4.00 per share (plus any declared but unpaid dividends) and to receive dividends in preference to holders of the common stock. A holder of shares of Series A Stock may convert such shares into an equal number of shares of common stock at any time. The conversion rate is subject to adjustments for dividends and distributions and any classification, exchange, or substitution of the common stock or any reorganization, merger, consolidation, or sale of assets by A-Fem.

         The Series A Stock is entitled to vote on all matters submitted to a vote of the holders of the common stock voting together with the holders of the common stock as one class. With respect to certain transactions, including the creation of any senior or pari passu security, any transaction constituting a deemed dividend under federal tax law, or as otherwise provided by law, the Series A Stock vote as a class separately from the common stock.

CHANGE IN CONTROL

         The Nevada Control Share Acquisition Act places certain restrictions on acquisition of control shares, similar to those found in other jurisdictions. A-Fem has opted, as permitted by Nevada law, to provide in its bylaws that this Act does not apply to acquisition of shares of A-Fem's stock. A-Fem's articles and bylaws do not contain any provisions that would delay, defer or prevent a change in control of A-Fem.

         Pursuant to an agreement between A-Fem and the Proctor & Gamble Company ("P&G") related to its interlabial pad, in the event of certain changes in control of A-Fem certain of A-Fem's trademarks used in connection with the interlabial pad as of the effective date of such agreement will become exclusive to P&G.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Nevada corporation law provides that a Company may indemnify its officers, directors and employees for liability arising out of certain actions. A-Fem has included in its Articles of Incorporation and Bylaws provisions to indemnify its directors and officers to the fullest extent permitted by Nevada General Corporation Law. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling A-Fem pursuant to such indemnification provisions, the A-Fem has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         A-Fem has adopted in its Articles of Incorporation a provision that limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada General Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to A-Fem, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

                              PLAN OF DISTRIBUTION

         The shares being sold by the selling shareholders may be sold from time to time by such selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such shares may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Under agreements that may be entered into by the selling shareholders, dealers who participate in the distribution of the shares may be entitled to indemnification by the selling shareholders against certain liabilities, including liabilities under the Securities Act.

         Certain of the dealers may be customers of, including borrowers from, engage in transactions with, and perform services for, A-Fem, a selling shareholder or one or more of their affiliates in the ordinary course of business.

         The shares offered by the selling shareholders hereby may be distributed to purchasers thereof in the states of Florida, Georgia, New Jersey, New York, Oregon and Washington.

         All of the shares to be issued upon the exercise of the warrants are to be offered for the account of A-Fem. A-Fem will not pay any sales commissions or other seller's compensation in connection with the exercise of the warrants. shares issued upon the exercise of the warrants will be freely transferable by the holders thereof, subject to compliance with applicable state securities laws and except for such shares received by persons who may be deemed to be "affiliates" of A-Fem (within the meaning of Rule 144). Persons who are deemed to be affiliates of A-Fem within the meaning of Rule 144 may not publicly offer or sell such shares received upon exercise of the warrants except pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 (without regard to the applicable holding period provided thereunder). A-Fem has not been advised when or whether the holders of the warrants intend to exercise their warrants, or if they do so, whether they intend to sell their securities received as a result of such exercise.

         The sale of the shares to be issued upon exercise of the warrants are being registered or exemptions for such sales are available to A-Fem in the following states: Oregon, California, Alabama, New York and Florida. Any resales of such shares by holders thereof must be made in compliance with applicable state securities laws.

                     DOCUMENTS ACCOMPANYING THIS PROSPECTUS

         Information regarding A-Fem, including information with respect to A-Fem's business and its financial statements may be found in A-Fem's Form 10-KSB for the fiscal year ended December 31, 1997, and A-Fem's Form 10-QSB for the fiscal quarter ended September 30, 1998, both of which accompany this prospectus.

                               RECENT DEVELOPMENTS

         In November 1998, A-Fem entered into a Development Agreement with Konica, a large Japanese industrial chemical firm, to develop a proprietary test using A-Fem's Rapid-Sense technology. The agreement includes exclusive Asian distribution rights for the applications developed under the agreement. Konica will pay modest development costs and A-Fem will retain all manufacturing and marketing rights for the applications outside Asia.

         In November 1998, J. Peter Burke resigned as President and Chief Financial Officer of A-Fem, but he will continue to be involved with A-Fem on a consulting basis through June 30, 1999. Steven T. Frankel was elected President and Chief Executive Officer.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this prospectus by reference:

         1. A-Fem's Annual Report on Form 10-KSB for the year ended December 31, 1997.

         2. A-Fem's Quarterly Report on Form 10-QSB for the period ended September 30, 1998.

         In addition, all documents filed by A-Fem pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such Registration Statement.

         A-Fem will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Martin Harvey, Controller, A-Fem Medical Corporation, 10180 S.W. Nimbus Avenue, Suite J-5, Portland, Oregon 97223, telephone (503) 968-8800, extension 18. The information relating to A-Fem contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                             ADDITIONAL INFORMATION

         A-Fem files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy and document that A-Fem has filed at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549-1004. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site at http:\\www.sec.gov where some of the documents A-Fem has filed may be found.

         This prospectus is part of a registration statement that A-Fem has filed with the SEC. The registration statement contains more information about A-Fem and its common stock, including supplemental exhibits and schedules. You can get a copy of the registration statement at the SEC at any of the addresses listed above or from the SEC's Internet web site.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by Perkins Coie, Portland, Oregon.

                                     EXPERTS

          The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A-FEM OR BY ANY OF THE SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               -------------------




================================================================================


================================================================================




                                1,106,498 SHARES



                                  A-FEM MEDICAL
                                   CORPORATION

                                  COMMON STOCK






                              ______________ , 1998






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                         AMOUNT
                                                                                        --------
                 SEC Registration Fee ..........................................        $  7,526
                 Accounting Fees and Expenses* .................................           5,500
                 Legal Fees and Expenses* ......................................         100,000
                 Blue Sky Fees and Expenses* ...................................          10,000
                 Printing, including Registration Statement, prospectus, etc.*..           1,000
                 Miscellaneous Expenses* .......................................             974
                                                                                        --------
                 TOTAL EXPENSES* ...............................................        $125,000
                                                                                        ========

-------------

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Nevada General Corporation Law (the "Nevada Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the corporation against expenses, including attorney fees, actually and reasonably incurred, to the extent that the individual is successful on the merits or otherwise in the individual's defense in the proceeding, or in defense of any claim, issue or matter therein. In addition, the Nevada Act allows the corporation to indemnify such an individual if:

         (a)  The conduct of the individual was in good faith;

         (b) The individual reasonably believed that the individual's conduct was in the best interest of the corporation, or not opposed to its best interests; and

         (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

In the case of any proceeding by or in the right of the corporation, the individual must also meet the standards set forth above to be entitled to indemnification, but may still not be indemnified if the individual is adjudged liable to the corporation or for amounts paid in settlement to the corporation, unless ordered by a court of competent jurisdiction upon application.

         Article Twelve of the articles of incorporation of the registrant requires that the bylaws of the registrant shall provide for the indemnification of the registrant's directors, officers, employees and agents to the fullest extent permitted by Nevada law. Article VIII of the bylaws of the registrant requires the registrant to indemnify any current or former director, officer, employee or agent from and against expenses actually and reasonably incurred, including attorney fees, judgments, fines and amounts paid in settlement, in connection with any action, suit or proceeding to which the individual is a party because of service to registrant, provided that the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. The same indemnification obligation applies to actions by or in the right of the corporation if the foregoing standards are met, but shall not apply if the individual is adjudged liable to the corporation or to amounts paid in settlement, unless ordered by a court of competent jurisdiction. This right to indemnification does not exclude any other rights to which an individual may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the bylaws further requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the corporation against expenses, including attorney fees, actually and reasonably incurred, to the extent that the individual is successful on the merits or otherwise in the individual's defense in the proceeding, or in defense of any claim, issue or matter therein.

         In addition to the rights to indemnification set forth above, the registrant has, in Article Thirteen of its articles of incorporation, eliminated the liability of each director and officer of the corporation for damages for any breach of fiduciary duty, except that a director or officer shall be liable for damages that result from:

         (a) Acts or omissions that involve intentional misconduct, fraud or knowing violation of law;

         (b) The willful or grossly negligent payment of any improper dividend or distribution; or

         (c) Acts or omissions that occurred prior to March 18, 1987.

This provision is consistent with the Nevada Act, which allows the elimination of personal liability for officers and directors in the articles of incorporation, except in the situations described in subsections (a) and (b) above.

ITEM 16.  EXHIBITS.

4.1(1)          Articles of Incorporation, as amended

4.2(1)          Amended and Restated Registration Rights Agreement

4.3(1)          Form of Stock Purchase Warrant

4.4(1)          Form of Series A Preferred Stock Certificate

5.1(2)          Opinion of Perkins Coie

10.1(3)         Employment Agreement between A-Fem Medical Corporation and
                Steven T. Frankel dated effective April 25, 1998

10.2(4)         Business Park Lease between A-Fem, Petula Associates, Ltd. and
                Koll Portland Associates dated March 1, 1996.

10.3            Scholls Business Center First Amendment to Lease between A-Fem,
                Petula Associates, Ltd. and Equity FC, Ltd.

10.4(5)         Form of Registration Rights Agreement used for Mr. Waller,
                Esler, Stephens & Buckley and Lane, Powell, Spears and Lubersky.

10.5(6)         Form of Registration Rights Agreement.

10.6(6)         ATHENA Medical Corporation's 1994 Incentive and Non-Qualified
                Stock Option Plan dated as of June 7, 1994.

10.7(6)         Form of Incentive Stock Option Agreement.

10.8(6)         Form of Non-Statutory Stock Option Agreement.

10.9(6)         Form of Purchase Warrant Certificate.

10.10(6)        Employment Agreement between A-Fem and Sarah P. Van Dyck dated
                May 28, 1996.

10.11(1) Employment Agreement between A-Fem and J. Peter Burke dated as of April 28, 1997.

10.12(7) Agreement dated effective as of April 28, 1997 between P&G and A-Fem.

10.13(1) Employment Agreement between A-Fem and James R. Wilson dated as of May 1, 1997.

10.14(8)        Form of Capital Lease between A-Fem and First Portland Leasing
                Corp.

13.1(9)         A-Fem's Annual Report on Form 10-KSB for the year ended December
                31, 1997.

13.2(9)         A-Fem's Quarterly Report on Form 10-QSB for the quarter ended
                September 30, 1998.

23.1            Consent of Arthur Andersen LLP

23.2            Consent of Perkins Coie LLP. Included in Exhibit 5.1.

--------------

(1) Incorporated by reference to the exhibits to A-Fem's quarterly report on Form 10-QSB for the quarter ended September 30, 1998.

(2) Incorporated by reference to the exhibits to Amendment No. 1 to A-Fem's Registration Statement on Form S-2 (file no. 333-2053), filed with the SEC on June 25, 1996.

(3) Incorporated by reference to the exhibits to A-Fem's quarterly report on Form 10-QSB for the quarter ended June 30, 1998.

(4) Incorporated by reference to the exhibits to A-Fem's Registration Statement on Form S-2 (file no. 333-2053), filed with the SEC on March 29, 1996.

(5) Incorporated by reference to the exhibits to A-Fem's Registration Statement on Form S-2 (file no. 33-88230), filed with the SEC on January 5, 1995.

(6) Incorporated by reference to the exhibits to A-Fem's Annual Report on Form 10-KSB for the year ended December 31, 1996.

(7) Incorporated by reference to exhibit number 10.1 to A-Fem's Current Report on Form 8-K, file number 0-17119, filed with the SEC on May 16, 1997.

(8) Incorporated by reference to the exhibits to A-Fem's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(9)    Previously filed with the SEC.

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 19, 1999.

                                       A-FEM MEDICAL CORPORATION

                                       By: /s/ Steven T. Frankel
                                           -------------------------------------
                                           Steven T. Frankel
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints William H. Fleming and Steven T. Frankel, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 19, 1999, by the following persons in the capacities indicated:

                  Signature                                       Title
                  ---------                                       -----
          /s/ William H. Fleming                       Vice Chairman and Secretary
--------------------------------------------
             William H. Fleming

            *  James E. Reinmuth                       Chairman and Director
--------------------------------------------
             James E. Reinmuth

            /s/ Steven T. Frankel                      President and Chief Executive Officer
--------------------------------------------           (principal executive officer)
              Steven T. Frankel

             /s/ James R. Wilson                       Director and Treasurer
--------------------------------------------           (principal financial officer)
              James R. Wilson

             *  Carol A. Scott                         Director
--------------------------------------------
              Carol A. Scott

            *  RoseAnna Sevcik                         Director
--------------------------------------------
              RoseAnna Sevcik

           /s/ Martin L. Harvey                        Controller
--------------------------------------------           (principal accounting officer)
              Martin L. Harvey

    *  By /s/ William H. Fleming
--------------------------------------------
   William H. Fleming, Attorney-in-Fact